PLANET RESOURCE RECOVERY, INC. AND HINTO ENERGY, INC. COMMENCE FIELD TESTING
           PETROLUXUS(TM) WC IN THE UINTAH BASIN IN GRAND COUNTY, UTAH

HOUSTON, TX, Sep 05, 2012 (MARKETWIRE via COMTEX) -- Planet Resource Recovery, Inc. (PINKSHEETS: PRRY) is pleased to report that the Company and Hinto Energy, Inc. (OTCQB: HENI) have commenced field testing PetroLuxus(TM) WC in the Uintah Basin of Grand County, Utah.

Hinto Energy, Inc. recently added to its portfolio with the acquisition of an additional property that encompasses 4,783 gross acres with a net revenue interest (NRI) averaging approximately 80% in the Cisco Springs Fields, that includes 27 oil & gas wells that need to be produced or re-worked. PetroLuxus(TM) WC is a multi-modal liquid compound formulated to be injected downhole into oil bearing formations for the increased recovery of hydrocarbons, reduced hydrogen sulfide concentrations and improved flow characteristics. These combined attributes result in increased performance of operational equipment with less down time. The unique multi-modal characteristics of PetroLuxus(TM) WC interacts with the attached hydrocarbons on formation surfaces by destabilizing the weak hydrogen bonding which causes the hydrocarbons to be released from the oil-bearing formation. This results in an increased surface water wetting and reduction of surface tension allowing the oil to be recovered with higher efficiency. Additionally, equipment metal surfaces and formation surfaces contacted by PetroLuxus(TM) WC are coated with a polymeric barrier thereby protecting metal surfaces that reduces corrosion and increases the conductivity of mineral surfaces.

About Planet Resource Recovery, Inc. Planet Resource Recovery, Inc. is the developer, manufacturer and marketer of the PetroLuxus(TM) Technology Platform. PetroLuxus products are Green Technologies that maximizes hydrocarbon recovery in the Oil & Gas industry. Documented well history case studies indicate deployment of PetroLuxus technologies has helped Oil & Gas Operators reduce maintenance costs and decrease downtime and increase oil recovery. AquaLuxus products are new products for the Water industry. For more information visit: www.planetresource.net.


About Hinto Energy, Inc. Hinto Energy, Inc. engages in the exploration, acquisition, and development of oil and gas properties. The company was formerly known as Garner Investments, Inc. and changed its name to Hinto Energy, Inc. in September 2011. The company was founded in 2011 and is based in Arvada, Colorado.

Safe Harbor Statement Under The Private Securities Litigation Reform Act of 1995: The statements in this presentation that relate to the Company's expectations with regard to the future impact on the Company's results from new products in development are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The results anticipated by any or all of these forward-looking statements may not occur. Additional risks and uncertainties are set forth in the Company's Annual Report for the year ended December 31, 2009, the Company's Quarterly Report for the First quarter ended March 31, 2010. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof, or to reflect the occurrence of unanticipated events or changes in the Company's plans or expectations.
Contact:

Planet Resource Recovery, Inc.
281-213-5266
Email Contact


SOURCE: Planet Resource Recovery, Inc.